CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-242206 on Form S-6 of our report dated September 14, 2020, relating to the financial statement of FT 8908, comprising MLP Closed-End Fund and Energy Portfolio, Series 69, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 14, 2020